Exhibit 99.1

February 8, 2018

Citizens First Bank

Governance Committee & Board of Directors

1065 Ashley Street, Suite 150

Bowling Green, Kentucky  42103

Fellow Board Members,

As most of you know, I have recently taken a new job which is demanding much more of my time and involves considerable travel outside of the South Central Kentucky area. Due to these new obligations and time constraints, it is with much regret that I inform you that I will be unable to stand for re-election as a member of the Board of Directors of Citizens First, at the 2018 Annual Meeting of shareholders.

It has been a great pleasure to serve with you and I am proud of the work that has been accomplished by the Bank over the course of my time on the Board. I have no disagreement with Citizens First on any matter relating to its operations, policies or practices and I have the utmost confidence in the Bank, its Board of Directors and its management.

Being entrusted by the shareholders to represent their interests in the Bank has been a high honor for me, and one I will always appreciate. I remain a faithful supporter of Citizens First and wish you all the best as you continue to grow the business in and around our region.

Sincerely,

/s/ Jim Henderson
Jim Henderson